Exhibit 99.1


The First Bancshares, Inc Reports First Quarter 2006 Earnings


     HATTIESBURG, Miss.--(BUSINESS WIRE)--April 27, 2006--The Board of Directors of The First Bancshares, Inc (OTCBB:FBMS) today reported net income and earnings per share for the quarter ended March 31, 2006, of $759 thousand and $.32 per share, respectively, a 108% increase over net income of $365 thousand and 100% increase over $.16 per share, for the quarter ended March 31, 2005. Return on average assets and average equity for the quarter ended March 31, 2006, was 1.00% and 16.31% compared to .66% and 8.71% at March 31, 2005.
     At March 31, 2006, The First Bancshares reported total loans of $208.0 million, total assets of $311.4 million, total deposits of $259.0 million and shareholders' equity of $18.8 million.
     David E. Johnson, Chairman and Chief Executive Officer, remarked, "A great 2005 set the stage for a strong beginning in 2006 with our first quarter results. We expanded our branch locations by opening in Bay St. Louis, Mississippi on March 22, 2006." On January 25, 2006, the company announced its declaration of a $.32 ($.16 post split) per share cash dividend and then on February 22, 2006 announced a two-for-one stock split effected in the form of a 100 percent common stock dividend.
     The First Bancshares, Inc - the parent company of The First, A National Banking Association - has assets of $311 million. Founded in 1996, The First operates 8 offices with locations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula and Bay St. Louis, Mississippi.
     Investors can access additional information or on-line banking and bill pay services at www.thefirstbank.com.


     CONTACT: The First Bancshares, Inc.
              David E. Johnson or Donna T. Lowery, 601-268-8998